Exhibit 10.4

December 18, 2015

Via facsimile: (609) 252-4232

Bristol-Myers Squibb Company

PO Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attn: VP & Assistant General Counsel, Licensing and Business Development

Re:	Amendment to License Agreement

Dear Sir or Madam

This letter sets forth the agreement of Bristol-Myers Squibb Company (“BMS”) and Seattle Genetics, Inc. (“SGI”) to amend the License Agreement, dated as of March 30, 1998 (as previously amended, the “Agreement”) as set forth herein. A capitalized term used in this letter without definition has the meaning set forth in the Agreement.

By way of background, the Licensed Technology licensed to SGI under the Agreement includes, among others, U.S. Patent No. 6,214,345 entitled “Lysosomal-Enzyme Cleavable AntiTumor Drug Conjugates” and its foreign counterpart patents (collectively the “Firestone Patent”). Pursuant to Section 5.2(i) of the Agreement, Products covered by Licensed Technology relating only to the Firestone Patent (“Firestone Products”) bear a royalty at the rate of [***] percent ([***]%). ADCETRIS® (brentuximab vedotin) (“Adcetris”), which was commercially launched by SGI on August 19, 2011, was a Firestone Product. The Firestone Patent has expired in all jurisdictions worldwide.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Notwithstanding any other provision of the Agreement to the contrary:

1. Commencing on January 1, 2016, in lieu of any and all other consideration that may be applicable with regard to Adcetris with respect to the Licensed Technology, BMS will receive a royalty consisting of [***] percent ([***]%) of the Net Sales of Adcetris throughout the Territory; provided however, the foregoing royalty obligation shall expire and terminate on August 19, 2021. With respect to the Firestone Products, SGI and BMS waive any argument that the Agreement and/or this amendment is unenforceable in view of the U.S. Supreme Court decisions of Brulotte v. Thys Co. and/or Kimble v. Marvel Enters. Inc.

2. Commencing on the Amendment Effective Date, [***] will be owed to BMS with respect to any Firestone Products other than Adcetris with respect to the Licensed Technology.

21823 - 30th Drive Southeast      Bothell, Washington 98021      Tel: 425.527.4000      Fax: 425.527.4001      www.seattlegenetics.com

Confidential treatment has been requested for portions of this document. This document omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this document has been filed separately with the Securities and Exchange Commission.

3. Commencing on the Amendment Effective Date and subject to the royalty obligation with respect to Adcetris described in paragraph 1, the license under the Licensed Technology to make, have made, use, sell, have sold, offer for sale, import and export all Firestone Products will be fully paid up, royalty-free and perpetual throughout the Territory. For clarity, Section 13.6(c) of the Agreement will not apply to any Firestone Product, including Adcetris.

Except as set forth above, the Agreement remains in full force and effect and is unaffected hereby.

BMS and SGI, intending to be legally bound, have caused this letter to be executed by their authorized representatives effective as of the date first set forth above (“Amendment Effective Date”).

Sincerely,

Seattle Genetics, Inc.

By:	/s/ Clay B. Siegall
Name:	Clay B. Siegall, Ph.D
Title:	President & CEO

ACCEPTED and AGREED:

Bristol-Myers Squibb Company

By:	/s/ Henry Hadad
Name:	Henry Hadad
Title:	SVP & Deputy GC, IP